First Aviation Announces the Completion of the
                     Sale of National Airmotive Corporation

WESTPORT, CONNECTICUT, November 1, 1999 --- First Aviation Services Inc. (NASDAQ:FAVS) announced today the completion of the sale of the stock of its National Airmotive Corporation subsidiary to Rolls-Royce North America, Inc. for $73 million. The sale had been announced previously on September 9, 1999.

First Aviation estimates that the net proceeds from the sale, after paying down NAC's outstanding debt, transaction costs and estimated income taxes on the sale, will be approximately $44 million.

Michael C. Culver, President and CEO of First Aviation stated that "We are pleased that the sale of NAC has been completed on the timetable that we had originally estimated. First Aviation will continue its efforts in the logistics and distribution businesses where its Aerospace Products International ("API") subsidiary continues to grow at a compounded annual rate of 25%, and is now operating at an $80 million annual rate of sales. In addition, First Aviation will continue to explore other opportunities to deploy the sale proceeds appropriately against an objective to create shareholder value."

On April 29, 1999 First Aviation had announced that it was exploring ways to enhance shareholder value, including the potential sale of NAC.

First Aviation's operations include Aerospace Products International, headquartered in Memphis, Tennessee, which is the fastest growing supplier of aircraft parts, services and logistics to the general aviation, commercial airline and overnight delivery markets. First Aviation Services continues to pursue opportunities for growth through acquisition and service offering expansion.

Forward-Looking Statements

The Company from time to time may discuss forward-looking information. Except for the historical information contained in this release, all forward looking information are estimates of the Company's management and are subject to various risks and uncertainties, including the Company's ability to obtain parts from its suppliers on a timely basis, consummate suitable acquisitions, and other items that are beyond the Company's control and may cause results to differ from management expectations.

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Contact:
John A. Marsalisi
Vice President & CFO
203-291-3303